Exhibit 99.1

NAPCO Reports Results for the Quarter Ended September 30, 2009

- Management to Host Conference Call Today at 10:00 AM ET -

AMITYVILLE, N.Y.--(BUSINESS WIRE)--November 16, 2009--NAPCO Security Technologies, Inc., (NASDAQ: NSSC), one of the world’s leading suppliers of high performance electronic security equipment for over 30 years, today announced financial results for its fiscal quarter ended September 30, 2009.

Highlights:

  Net sales for the first quarter were $14,465,000, a 17% decrease from the net sales for the quarter ending September 30, 2008 a year ago of $17,483,000. As previously reported, the financial crisis has been having an adverse impact on our distributors and as a result they have been carrying less inventory than usual. That situation improved at the end of this past quarter which led to a considerable increase in the Company’s backlog. As of September 30, 2009, the Company’s backlog was $3,270,000 which was 95% higher than last quarter’s level of $1,675,000 and 44% higher than the year ago level of $2,266,000.
  Cash generated from operations was approximately $3.1 million for the three months ended September 30, 2009.
  Inventory reduction in the three months ended September 30, 2009 was approximately $2.4 million as a result of the continued aggressive utilization of existing inventories. Coupled with the previously reported inventory reduction of approximately $6 million for the three months ended June 30, 2009, inventory has been reduced by $8.4 million during the last six months.
  By aggressively utilizing existing inventories, we continue to be able to keep production levels below the present sales level in order to generate the previously mentioned $2.4 million reduction in inventory. An effect of reducing production levels significantly below the sales level is reduced absorption of fixed overhead expenses.
  Debt, net of cash, was reduced by $9.6 million from $35.9 million to $26.3 million since acquiring Marks USA in August of 2008. $3.0 million of this reduction occurred in the three months ended September 30, 2009.

Gross Profit for the three months ended September 30, 2009 was $3,339,000, a decrease of 40% compared to $5,606,000 for the same period a year ago. In August 2009, the Company completed the move of all of the operations of the Marks subsidiary, acquired in August 2008, into its headquarters and its production facility in the Dominican Republic. The Company began these initiatives in the quarter ended March 31, 2009 and completed the majority of these by August 2009 with the remainder to be completed by early 2010. Upon completion of the integration of Marks, NAPCO’s cost savings should approximate $2 million per year. We believe that these cost savings positions the Company to takes advantage of emerging opportunities when economic conditions begin to improve.

Operating income for the quarter ended September 30, 2009, which reflects the items discussed above, was $(1,353,000) a decrease of $2,183,000 from $830,000 for the quarter ended September 30, 2008.

Net income for the quarter ended September 30, 2009 was $(1,818,000), or $(0.10) per fully diluted share, a decrease of $0.12 from $322,000, or $0.02 per fully diluted share last year. Per share results are based on 19,096,000 and 19,479,000 fully diluted weighted average shares outstanding for the three months ended September 30, 2009 and 2008, respectively.

Adjusted EBITDA* for the three months ended September 30, 2009 was $(377,000) as compared to $1,415,000 for the three months ended September 30, 2008 a year ago. See table attached.

Richard Soloway, Chairman and President, stated, “The first quarter of fiscal 2010, historically our weakest quarter, saw us complete the majority of the consolidation of Marks USA into NAPCO’s operations. We also saw that at the end of the quarter, sales were starting to grow again and this caused a larger than normal backlog which we expect to ship in the following quarter. We are hopeful that this is an indication that the effects of the economic recession have possibly bottomed out. As efficiencies increase from the Marks move we are cautiously optimistic that sales and profitability will begin to improve during the remainder of this fiscal year.”

Mr. Soloway continued, “As we continue into fiscal 2010 we will continue to examine areas in which to continue to improve operational efficiencies, inventory utilization and return on investment of our expenses. Especially in these difficult times, we are vigilant on reducing our costs and pursuing every sales opportunity.”

Mr. Soloway concluded, “Despite this challenging economic environment, we expect the Company to emerge from this slowdown in a superior competitive position. Throughout this downturn, we have not sacrificed strategic product development. In each of its served markets, NAPCO will continue to offer engineered product offerings and customer value of the highest caliber including strategic recurring revenue products such as iSee Video® and Starlink®. Due to the significant number of new product offerings recently introduced, many which were shown at the recent International Security Conference and trade show in New York City, we believe the Company’s strategic outlook remains excellent.”

NAPCO will host a conference call for the investment community today, November 16, 2009, at 10:00 AM ET. Interested parties may participate in the call by dialing (877) 407-8291; international callers dial (201) 689-8345 about 5 – 10 minutes prior to 10:00 AM ET. The conference call will also be available on replay starting at 1:00 PM ET on November 16, 2009 and ending on November 30, 2009. For the replay, please dial (877) 660-6853 (replay account #332, replay conference #337392). The access number for the replay for international callers is (201) 612-7415 (replay account #332, replay conference #337392).

____________________________________

NAPCO Security Technologies, Inc. is one of the world’s leading manufacturers of technologically advanced electronic security equipment including intrusion and fire alarm systems, access control and door locking systems. The Company consists of NAPCO plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. The products are installed by security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for technical excellence, reliability and innovation, poising the Company for growth in the rapidly expanding electronic security market, a multi-billion dollar market.

For additional information on NAPCO, please visit the Company’s web site at www.napcosecurity.com.

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company’s filings with the Securities and Exchange Commission.

NAPCO SECURITY TECHNOLOGIES,INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTSOF OPERATIONS (unaudited)

	Three Months Ended
	September 30,
	2009	2008
	(in thousands, except share and per share data)

Net sales	$14,465	$17,483
Cost of sales	11,126	11,877

Gross Profit	3,339	5,606
Selling, general and administrative expenses	4,692	4,776

Operating (Loss) Income	(1,353)	830

Other expense:
Interest expense, net	571	315
Other expense, net	14	79

Total Other expense	585	394

(Loss) Income before (Benefit) Provision for Income Taxes	(1,938)	436

(Benefit) provision for income taxes	(120)	156

Net (loss) income	(1,818)	280

Net loss attributable to non-controlling interests	--	42

Net (Loss) Income attributable to Napco Security Technologies, Inc.	$(1,818)	$322

(Loss) Earnings attributable to Napco Security Technologies, Inc. per common share:
Basic	$(0.10)	$0.02

Diluted	$(0.10)	$0.02

Weighted average number of shares outstanding:
Basic	19,095,713	19,095,361

Diluted	19,095,713	19,479,269

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	September 30,
ASSETS	2009 (unaudited)	June 30, 2009
	(in thousands, except share data)
Current Assets:
Cash and cash equivalents	$6,233	$4,109
Accounts receivable, net of reserves	16,962	19,999
Inventories	16,988	18,885
Prepaid expenses and other current assets	584	796
Income tax receivable	281	192
Deferred income taxes	489	532

Total Current Assets	41,537	44,513
Inventories – non-current, net	9,402	9,949
Deferred income taxes	1,714	1,585
Property, plant and equipment, net	8,807	9,070
Intangible assets, net	14,874	15,209
Goodwill	923	923
Other assets	320	337

Total Assets	$77,577	$81,586

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Loans payable	$32,528	$14,672
Accounts payable	2,552	4,049
Accrued expenses	1,610	1,475
Accrued salaries and wages	1,903	1,913

Total Current Liabilities	38,593	22,109

Long-term debt, net of current maturities	--	18,749
Accrued income taxes	218	213

Total Liabilities	38,811	41,071

Commitments and Contingencies
Stockholders’ Equity:
Common stock, par value $.01 per share; 40,000,000 shares authorized,
20,095,713 shares issued and 19,095,713 shares outstanding	201	201
Additional paid-in capital	13,848	13,779
Retained earnings	30,332	32,150
	44,381	46,130
Less: Treasury Stock, at cost (1,000,000 shares)	(5,615)	(5,615)

Total stockholders’ equity	38,766	40,515

Total Liabilities and Stockholders’ Equity	$77,577	$81,586

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES NON-GAAP MEASURES OF PERFORMANCE* (unaudited) (In thousands)

	3 months ended September 30,
	2009	2008
Net (loss) income (GAAP)	$(1,818)	$322
Add back (benefit) provision for income taxes	(120)	156
Add back minority interest in loss of subsidiary	--	42
Add back interest and other expense	585	394
Operating (Loss) Income (GAAP)	$(1,353)	$914
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	335	67
Add back stock-based compensation expense	69	118
Add back costs relating to Marks consolidation	238	-
Add back fees associated with waivers and amendments to credit facilities	13	-
Adjusted non-GAAP operating income	(698)	1,099
Add back depreciation	321	316
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$(377)	$1,415

* Non-GAAP Information

Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income plus income tax expense, net interest expense and depreciation and amortization expense. Non-GAAP operating income does not include depreciation, amortization of intangibles and capitalized loan costs, stock-based compensation expense and other infrequent or unusual charges. These non-GAAP measures are provided to enhance the user’s overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO’s core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures included in the above.

CONTACT:
NAPCO Security Technologies, Inc.
Richard L. Soloway, CEO
Kevin S. Buchel, Senior VP
631-842-9400 ext. 120
or
Wolfe Axelrod Weinberger Assoc. LLC
Donald Weinberger
Diana Bittner (Media)
212-370-4500
Fax: 212-370-4505
don@wolfeaxelrod.com